EXHIBIT 99.1


FOR IMMEDIATE RELEASE                   Contact:  Richard Wiley
                                                  Samsonite Corporation
                                                  (303) 373-6373


            DENVER, Colorado, August 11, 1998 - SAMSONITE CORPORATION (NASDAQ: SAMC) today announced that, based on currently available information, its preliminary estimate of results for the second quarter ended July 31, 1998 would be substantially below the forecasts included in the Company's report on Form 8-K filed with the SEC on May 20, 1998. It said that net sales for the second quarter are expected to be in the range of $158.0 million to $163.0 million, EBIT is expected to be a loss in the range of $11.0 million to $13.0 million, and Adjusted EBITDA is expected to be in the range of $6.5 million to $8.5 million. The Company's estimate of EBIT reflects $9.3 million of expenses (which were not included in the forecasts prepared in May) associated with the recently completed stock tender offer, including expenses associated with adjustments to employee stock options as a result of the tender offer, which expenses have been excluded from Adjusted EBITDA. The Company expects to report actual second quarter results on or about September 14, 1998.

            The Company said that Adjusted EBITDA for the Company's European business and U.S. retail business for the second quarter was in line with expectations; however, these results were offset by poorer than expected performance in the U.S. wholesale business, which accounted for approximately 90% of the negative variance from the forecast of Adjusted EBITDA. To much lesser extent, estimated second quarter results were adversely affected by worsening economic conditions in Asia.

            The Company said that a computer conversion problem was responsible for as much as 75% of the negative variance in the U.S. Wholesale business's performance. This problem virtually halted shipments to customers and the Company's own retail stores during the first 20 days of July and disrupted all aspects of the distribution process in the U.S., including invoicing. Shipments were resumed during the last ten days of the month, but at less than full capacity. Conversion of the U.S. distribution system was the last phase of the $8.0 million project to upgrade computer systems in the United States, which includes the installation of new financial, manufacturing and distribution software. The Company said that the poor performance of its U.S. wholesale business was also attributable to a number of industry factors affecting the U.S. market in general, including weaker than anticipated demand, numerous discount luggage promotions and excess inventory levels at retail industry-wide. These factors contributed to higher than expected returns and put pressure on the U.S. wholesale business to offer additional markdowns and advertising allowances to move excess inventory through the system and clear space on customer shelves for the introduction of new product in the third fiscal quarter.

            Chief Executive Officer, Luc Van Nevel, stated: "Despite strong performance in the Company's European and U.S. retail businesses, the Company's total operating results continue to reflect the weakness in our U.S. wholesale business. Earlier this year we predicted that the wholesale business in the United States would be depressed for a least the first two quarters. With the introduction of the Silhouette 6 product line in October, we should begin to see a turn around in this portion of our business. The worsening Asian economic crisis is having a greater impact on our operations in that region; however, the strong U.S. dollar is having a favorable effect on the cost of parts and products sourced in Asia, which will be more fully reflected in future periods. Our Asian subsidiaries are in the development stage and currently do not account for a significant amount of our overall business. Although the Asian economic crisis will slow our growth plans in that region, we believe that Samsonite will have a strong position in Asia when economic recovery occurs. The computer system conversion problem in the United States will negatively impact our wholesale and retail businesses only in the short term. We have made substantial progress towards resolving the problem and expect that the Company will be able to ship at normal levels before the end of August. From a long-term perspective, the software conversion addresses our computer system year 2000 issues and will provide a fully integrated, state-of-the-art system to better manage our business for many years to come."

            As a result of the difficulties experienced during the second quarter, the Company said that it does not expect to meet the May forecasts for the full year.

            Samsonite is one of the world's largest manufacturers and distributors of luggage and markets its products primarily under the SAMSONITE, AMERICAN TOURISTER, and LARK brand names.

            Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause future performance to be materially different from any future estimated results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to resolve customer issues within anticipated time frames; ability to resolve computer system conversion issues within anticipated time frames; ability to achieve sufficient sales levels to yield planned production efficiencies and absorption of fixed costs; customer acceptance of new products; general economic and business conditions; industry capacity; changes in customer preferences; demographic changes; competition; changes in methods of distribution and technology; the loss of any significant customers; completion of new product developments within anticipated time frames; changes in interest rates and currency exchange rates; and other factors beyond the Company's control. Any reference contained herein to the forecasts included in the Company's report on Form 8-K filed with the SEC on May 20, 1998 should not be construed as an update of such forecasts for any period following the second fiscal quarter ended July 31, 1998, or as assurance that such forecasts will be realized.

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